UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2009

Saul Centers, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-12254	52-1833074
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue, Bethesda, Maryland	20814-6522
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(301) 986-6200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 9, 2009, Saul Holdings Limited Partnership, the operating partnership for Saul Centers, Inc., entered into a Second Modification Agreement (the “Modification”) to its $120,000,000 unsecured revolving credit facility originally entered into and effective as of December 19, 2007 (the “Facility”), with a syndicate of lenders led by U.S. Bank National Association. U.S. Bank National Association acts as Administrative Agent and Sole Lead Arranger for the Facility, and Wells Fargo Bank, National Association, acts as Syndication Agent. For purposes of this Form 8-K, all references to the “Company” refer, collectively, to Saul Centers, Inc., together with Saul Holdings Limited Partnership and the wholly owned subsidiaries of Saul Holdings Limited Partnership.

The Modification extends the maturity date of the Facility from December 19, 2010 to June 30, 2012, which term may be extended by the Company for one additional year subject to the Company’s satisfaction of certain conditions. Until December 31, 2010, certain or all of the lenders may, upon request by the Company, increase the revolving credit facility line by $30,000,000.

The Modification reduces the Interest Expense Coverage for the Facility from 2.50x to 2.20x, reduces the existing Debt Service Coverage from 1.5x to 1.4x (and recharacterizes such test as Fixed Charge Coverage) and creates a new Debt Service Coverage (exclusive of preferred stock dividends) of 1.6x. The Modification also replaces the bank’s reference rate with a daily rate based on a one-month LIBOR rate.

Each of U.S. Bank National Association, Wells Fargo Bank, National Association and Compass Bank is a lender under the Facility. Some of the lenders or their affiliates from time to time have provided in the past and may provide in the future commercial lending services to the Company and its affiliates in the ordinary course of business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAUL CENTERS, INC.

By:	/s/ Scott V. Schneider
Name:	Scott V. Schneider
Title:	Senior Vice President and Chief Financial Officer

Dated: July 14, 2009